Exhibit 10.39

INTEGRATED ELECTRICAL SERVICES, INC.

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (“Agreement”), dated as of August 31, 2012, is between William L. Fiedler (“Executive”) and Integrated Electrical Services, Inc., and its subsidiaries and affiliated companies (collectively, the “Company”).

RECITALS

WHEREAS, Executive and the Company entered into a certain Employment Agreement dated March 9, 2009, which was subsequently amended and restated by that certain Amended and Restated Employment Agreement dated September 24, 2010 (collectively, the “Employment Amendment”);

WHEREAS, the Company and Executive have mutually elected to terminate the Employment Agreement and Executive’s employment with the Company pursuant to Section IV.C thereof;

WHEREAS, Executive is entitled to certain specified severance benefits pursuant to Section IV.C.3 of the Employment Agreement; and

WHEREAS, the receipt of such severance benefits is expressly conditioned on Executive entering into and not revoking a general release pursuant to Section IV.G of the Employment Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual agreements and undertakings of the parties set forth below, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby expressly acknowledged, Executive and the Company agree as follows:

AGREEMENT

1.	Separation Date

Executive’s last day of employment with the Company shall be August 31, 2012 (“Separation Date”).

2.	Severance

Subject to paragraph 4 below, it is understood that pursuant to Section IV.C.3 of the Employment Agreement the Company will provide Executive certain severance payments and benefits (“Severance Payments”), including the following:

a. Base Salary Continuation. Executive shall receive $300,000.00 (less applicable state and federal taxes, Medicare, FICA and other customary deductions) payable ratably over a twelve (12) month period in accordance with the Company’s normal payroll practices commencing September 1, 2012.

b. Pro-Rated 2012 Annual Bonus. Executive shall be entitled to an Annual Bonus for the 2012 Fiscal Year, pro-rated based on the percentage of the 2012 Fiscal Year that shall have elapsed through the Separation Date. The amount of any Annual Bonus shall be as determined by the Compensation Committee, including its determination of the extent the performance objectives, if any, for the 2012 Fiscal Year have been achieved, and such Annual Bonus, if any, shall be payable at the same time that the annual bonuses for the 2012 Fiscal Year are paid to other similar executives of the Company.

c. Restricted Stock Grants. Executive was granted an award of 14,200 shares of Restricted Company Common Stock on September 28, 2010 of which 13,609 shares shall vest on the Separation Date and an award of 10,000 shares of Restricted Company Common Stock on December 16, 2010 of which 2,222 shares shall vest on the Separation Date, in accordance with the terms of such grants (collectively, the “Vested Shares”). The Vested Shares (net of shares Executive elects to be withheld to satisfy federal and state income tax withholding) will be made available to Executive in book entry form at the Company’s transfer agent (American Stock Transfer & Trust Company LLC) as soon as reasonably practicable following the Separation Date.

d. COBRA Payments. In the event Executive elects to continue to participate in the Company’s group health plans following termination of employment as provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Executive will be paid an amount equal to 100% of the applicable monthly COBRA premium under the Company’s group health plans (less applicable state and federal taxes, Medicare, FICA and other customary deductions). Such payments shall continue for the lesser of twelve (12) months or until such COBRA coverage for Executive and his eligible dependents terminates. Executive agrees to notify the Company at such time that he no longer is eligible for COBRA benefits.

e. Automobile Allowance. Executive’s shall receive $1,500.00 per month (less applicable state and federal taxes, Medicare, FICA and other customary deductions) as continuation of his automobile allowance for twelve (12) months immediately following the Separation Date or until Executive obtains comparable employment, whichever is shorter.

f. Outplacement Assistance. Company shall reimburse Executive for the cost of outplacement services reasonably incurred by Executive during the twelve (12) month period immediately following the Separation Date or until Executive obtains comparable employment, whichever is shorter, in an amount not to exceed $20,000. The outplacement services provider shall be mutually agreed between Executive and the Company.

3.	Other Benefit and Compensation Plans

This Agreement does not affect any previously vested rights to funds or benefits under the Company’s welfare or benefit plans. All benefits and distributions under those plans will be remitted in accordance with the terms and conditions of such plans.

4.	General Release

a. In consideration of the Severance Payments that Executive is to receive pursuant to Section IV.C of the Employment Agreement, Executive agrees to release and forever discharge the Company and all of its present and former officers, directors, partners, employees, agents, insurers, affiliates, parents, subsidiaries, and representatives (the “Released Parties”), from any and all claims (including, but not limited to, costs and attorneys’ fees), demands, rights and causes of action of whatever kind or nature, joint or several, under any federal, state or local statute, ordinance or under the common law, including, but not limited to, (i) claims arising under the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Executive Retirement Income Security Act (except for any cause of action under ERISA relating to an employee benefit plan that is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, or that is a medical or health care plan), the Family and Medical Leave Act, the Equal Pay Act, the Fair Labor Standards Act and all local ordinances; (ii) those arising under common law, including but not limited to claims or suits for invasion of privacy, intentional and negligent infliction of emotional distress, defamation, libel, slander, intentional interference with contractual relations, breach of the implied covenant of good faith and fair dealing, breach of contract, wrongful termination and negligence; and (iii) any other action, complaint, charge or grievance against the Company, including claims for breach of any contract with the Company, which Executive now has against the Company or ever had from the beginning of the world up to the Separation Date, whether known or unknown, which are based on acts or facts arising or occurring prior to the execution of this Agreement. It is expressly agreed that the claims released pursuant to this Agreement include all waivable claims against individual employees of the Company whether or not acting within the scope of their duties, individually or in any other capacity. Executive acknowledges that, if a court declares any portion of this paragraph to be invalid or unenforceable, the balance of terms of this paragraph shall remain in full force and effect. Any such invalid portion shall be deemed severable.

b. Executive acknowledges that he has had a full and fair opportunity to review this Agreement, including the general release set forth in paragraph 4.a above, and has been allowed twenty-one (21) days to consider this Agreement before signing it. Executive certifies that he/she has carefully read and understands all of the provisions of this agreement and knowingly and voluntarily agreeing to be bound by its terms. Executive understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) that may arise after the date this Agreement is signed are not waived. Executive may revoke this Agreement within seven (7) calendar days after signing it by delivering a written statement to the Company by hand delivery, facsimile transmission or by registered mail, and this Agreement will not be effective or enforceable until expiration of that seven-day revocation period. The revocation notice must be directed to the Company as follows:

Heather Sahrbeck

Senior Vice President & General Counsel

Integrated Electrical Service, Inc.

One Sound Shore Drive

Suite 304

Greenwich, CT 06830

5.	Continuing Obligations

Executive understands and acknowledges that under the terms of his Employment Agreement, he is bound by certain continuing obligations to the Company, including but not limited to, matters addressed in Sections V (Non-Competition; Non-Solicitation) and VI (Confidentiality; Intellectual Property).

6.	Transition; Cooperation

From time to time after the Separation Date the Company may require Executive’s assistance and reasonable cooperation in connection with certain legal proceedings and other matters that relate to events occurring during Executive’s employment with the Company, such assistance and reasonable cooperation Executive agrees to provide.

7.	Miscellaneous

a. Executive agrees that on or before the Separation Date, he will return to the Company all property belonging to the Company, including but not limited to keys, credit cards, telephone calling card, files, records, computer access codes, computer hardware, computer programs, instruction manuals, business plans, and all other property and documents which Executive prepared or received in connection with his employment with the Company, except those records and documents the Company has authorized him in writing to retain.

b. Executive acknowledges and agrees (i) he is responsible for any tax liability that may result as a consequence of the receipt of the severance benefits described herein, (ii) the Company makes no representation regarding the taxability of the severance benefits and (iii) the Company has encouraged him to seek advice from a personal tax advisor regarding the duty and manner to report any possible tax consequences. The money paid under this Agreement does not come from a qualified retirement plan and therefore it may not be rolled into any other qualified plan or Individual Retirement Account.

c. This Agreement shall be binding upon Executive and the Company and upon their heirs, administrators, representatives, executors, and assigns. Executive expressly warrants that he/she has not transferred to any person or entity any rights, causes of action or claims released in this Agreement.

d. This Agreement sets forth the entire agreement between the parties and, with the exception of the Employment Agreement, fully supersedes all prior written and oral agreements, understandings and representations between the parties with respect to the subject matter hereof.

e. Capitalized terms used but not defined in this Agreement shall have the meaning ascribed to them in the Employment Agreement.

f. This Agreement shall be governed and construed under the laws of the state of Texas. Any legal proceeding arising as a result of or relating to this Agreement, the Employment Agreement, Executive’s employment or separation shall be filed and heard in the city of Houston, Harris County, Texas without regard to conflicts of law.

Executive	Integrated Electrical Services, Inc.

/s/ William L. Fiedler	By:	/s/ James M. Lindstrom
William L. Fiedler		James M. Lindstrom

Date: 9/4/12	Title:	President and Chief Executive Officer

	Date:	8/31/12